UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UROPLASTY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1719250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5420 Feltl Road
Minnetonka, Minnesota,  55343
 (Address of principal executive offices and zip code)

UROPLASTY, INC. 2006 AMENDED STOCK AND INCENTIVE PLAN
(Full title of the plan)

Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota,  55343
(952) 426-6140

(Name, address and telephone number of agent for service

Copy to:
Thomas Martin
Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.01 par value	394,908	$5.186	2	$2,047,918	2	$234.69
Common Stock, $.01 par value	1,105,092	$2.81	3	$3,105,309	3	$355.87

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plans.

(2)	Calculated pursuant to Rule 457(h) based upon the exercise price of outstanding options under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.

(3)
Estimated pursuant to Rule 457(c) based upon the average of the high and low selling prices of such Common Stock as quoted on the Nasdaq National Market on May 18, 2012 for 1,105,092 shares of such Common Stock that may be issuable pursuant future awards granted under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.

Additional Shares; Incorporation by Reference.  This Registration Statement is executed for the purpose of registering 1,500,000 additional shares of Common Stock of Uroplasty, Inc.  (the “Company”) to be offered pursuant to the terms of its 2006 Amended and Restated Stock and Incentive Plan, as amended.  Our previous Registration Statement on Form S-8, filed September 18, 2006 (File No. 333-137409),  relate to our 2006 Amended and Restated Stock and Incentive Plan and pursuant to General Instruction E, is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Uroplasty, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	our annual report on Form 10-K for the fiscal year ended March 31, 2012;

(b)
the description of our common stock contained in any registration statement or report that we have filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires us to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with us against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Our articles of incorporation provide that our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise not permitted under Section 302A.251 of the Minnesota Business Corporation Act. This provision will not prevent our shareholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act) may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our restated articles of incorporation and bylaws, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses.

]Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, as amended (incorporated by reference to the copy attached as Appendix I to the Company’s Definitive Proxy Statement filed on March 27, 2006)

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 above)

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on May 24, 2012.

UROPLASTY, INC.

By:	/s/ DAVID B. KAYSEN
David B. Kaysen, President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of Uroplasty, Inc., whose signatures appear below, hereby constitute and appoint David B. Kaysen and Mahedi A. Jiwani, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute on behalf of the undersigned, any amendment or amendments to this Registration Statement of Uroplasty, Inc., and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/s/ DAVID B. KAYSEN	President, CEO and Director	May 24, 2012
David B. Kaysen	(PRINCIPAL EXECUTIVE OFFICER)

/s/ THOMAS E. JAMISON	Director	May 24, 2012
Thomas E. Jamison

/s/LEE A. JONES	Director	May 24, 2012
Lee A. Jones

/s/ ROBERT C. KILL	Director	May 24, 2012
Robert C. Kill

/s/ R. PATRICK MAXWELL	Director	May 24, 2012
R. Patrick Maxwell

/s/ JAMES P. STAUNER	Director	May 24, 2012
James P. Stauner

/s/ SVEN A WEHRWEIN	Director	May 24, 2012
Sven A. Wehrwein

/s/ MAHEDI A. JIWANI	Vice President and	May 24, 2012
Mahedi A. Jiwani	Chief Financial Officer
(PRINCIPAL ACCOUNTING OFFICER)

Exhibit Index to
Form S-8

UROPLASTY, INC.

Exhibit Number	Description
4.1
Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, as amended (incorporated by reference to the the copy attached as Appendix I to the Company’s Definitive Proxy Statement filed on March 27, 2006).

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 above)

24.1	Power of Attorney (included in the signature page to this Registration Statement).